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                    January 28, 2022

       Keith Stauffer
       Chief Financial Officer
       TerrAscend Corp.
       3610 Mavis Road
       Mississauga, Ontario, L5C 1W2

                                                        Re: TerrAscend Corp.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed on January
20, 2022
                                                            File No. 000-56363

       Dear Mr. Stauffer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Michael R. Littenberg,
Esq.